EXHIBIT 99.1
ADVENTRX ANNOUNCES 2006 THIRD QUARTER FINANCIAL RESULTS
SAN DIEGO – November 9, 2006 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) today announced financial results for the quarterly period ended September 30, 2006.
ADVENTRX reported loss from operations of $5.1 million for the third quarter of 2006, compared with loss from operations of $3.5 million for the third quarter of 2005. Operating expenses grew as expected and were primarily due to the Company’s ongoing clinical trials of CoFactor®. Net loss, which includes gain on fair value of warrants of $498,000, was $4.6 million, or $0.06 per share, for the third quarter of 2006, compared with a net loss, which included loss on fair value of warrants of $13.0 million, of $16.5 million, or $0.26 per share, for the third quarter of 2005.
“In the third quarter we continued to make significant progress in the development of CoFactor and in the preparation of our other product candidates for clinical development,” said Evan M. Levine, ADVENTRX chief executive officer. “In September, we announced that we completed patient enrollment in our 300-patient CoFactor Phase IIb clinical trial for metastatic colorectal cancer (mCRC), for which we expect to announce data in the second half of 2007. In addition, we continue to enroll patients and initiate sites for our CoFactor Phase III pivotal clinical trial for mCRC, and are making preparations for a clinical trial in refractory breast cancer. We expect to initiate this CoFactor clinical trial in refractory breast cancer and to file an investigational new drug application for a bioequivalency clinical trial for ANX-530, vinorelbine emulsion, in the fourth quarter of 2006.”
“In the third quarter, we strengthened our clinical and management teams with several key appointments. We added James Merritt, MD, an oncologist and accomplished biopharmaceutical executive, as president and chief medical officer, and Joachim Schupp, MD, a veteran of Novartis Pharma AG, as vice president of medical affairs. We also brought on Patrick Keran as general counsel and appointed Jack Lief, chairman and chief executive officer for Arena Pharmaceuticals, and Dr. Alex Denner, a member of the board of directors of ImClone Systems Incorporated and a managing director of entities affiliated with Carl Icahn, to our board of directors. I am pleased that top-tier individuals who understand our industry appreciate the value of our pipeline and are excited to participate in and help shape our success.”
Third Quarter and First Three Quarters of 2006 Financial Review
Research and development expenses for the third quarter of 2006 were $3.2 million, versus $1.9 million for the third quarter of 2005. This increase was due primarily to increased costs of the Phase IIb and Phase III CoFactor clinical trials as patients continued to be enrolled in the trials, as well as increased preclinical costs related to drug development.
General and administrative expenses for the 2006 third quarter were $2.1 million, compared with $1.7 million for the same period in 2005. This increase is due primarily to continuing costs related to being a publicly-held company and costs of continuing operations in support of research and development efforts.
For the nine months ended September 30, 2006, net loss was $22.9 million, or ($0.32) per share, compared with a net loss of $22.6 million, or ($0.39) per share, for the same period in 2005.
For the first nine months of 2006, research and development expenses were $8.9 million, compared with $5.9 million for the first nine months of 2005. The increase for the nine months is primarily due to expenses related to CoFactor clinical trials and hiring of personnel.
General and administrative expenses for first nine months of 2006 were $5.5 million, compared with $3.9 million for the same period in 2005. The increase was due to factors discussed above as well as increased personnel costs due to new hires and stock-based compensation charges.

ADVENTRX reported cash, cash equivalents and short-term investments of approximately $17.1 million as of September 30, 2006, compared with $22.6 million as of December 31, 2005, and no long-term debt. Subsequent to September 30, the Company announced a registered direct offering of 14,545,000 shares of common stock at a price of $2.75 per share for gross proceeds of approximately $40 million.
About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on commercializing low development risk pharmaceuticals for cancer and infectious disease that enhance the efficacy and/or safety of existing therapies. More information can be found on ADVENTRX’s web site at www.adventrx.com.
Forward Looking Statement
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors that, if they do not materialize or prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such forward-looking statements are made based on management’s current expectations and beliefs and should not be regarded as a statement or representation by ADVENTRX that any of its plans, including its anticipated milestones, will be achieved on time or at all. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient capital to fund the projects necessary to meet its anticipated or stated goals and milestones; the potential to attract a strategic partner and the terms of any related transaction; the ability to timely enroll subjects in ADVENTRX’s current and anticipated clinical trials; the potential for CoFactor® and ADVENTRX’s other product candidates to receive regulatory approval for one or more indications on a timely basis or at all, and the uncertain process of seeking regulatory approval; other difficulties or delays in developing, testing, manufacturing and marketing of and obtaining regulatory approval for CoFactor® or ADVENTRX’s other product candidates; the potential for regulatory authorities to require additional preclinical work or other clinical requirements to support regulatory filings; the scope and validity of patent protection for CoFactor® and ADVENTRX’s other product candidates; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at http://www.sec.gov.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. All forward-looking statements are qualified in their entirety by this cautionary statement and ADVENTRX assumes no obligation to revise or update any forward-looking statement, including as set forth in this press release, to reflect events or circumstances arising after the date on which it was made.
Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866
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ADVENTRX PHARMACEUTICALS, INC.
(A Development Stage Enterprise)
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net sales	$—	$—	$—	$—
Cost of goods sold	—	—	—	—

Gross margin	—	—	—	—
Grant revenue	—	—	—	—
Interest income	221,271	159,373	709,912	261,292

	221,271	159,373	709,912	261,292

Operating expenses:
Research and development	3,223,554	1,870,465	8,941,147	5,893,288
General and administrative	2,055,441	1,737,052	5,545,370	3,929,546
Depreciation and amortization	49,326	34,331	127,528	96,422
In-process research and development	—	—	10,422,130	—
Impairment loss — write off of goodwill	—	—	—	—
Interest expense	—	—	—	—
Equity in loss of investee	—	—	—	—

Total operating expenses	5,328,321	3,641,848	25,036,175	9,919,256

Loss from operations	(5,107,050)	(3,482,475)	(24,326,263)	(9,657,964)
Gain (loss) on fair value of warrants	497,869	(12,972,392)	1,434,115	(12,972,392)

Loss before cumulative effect of change in accounting principle	(4,609,181)	(16,454,867)	(22,892,148)	(22,630,356)
Cumulative effect of change in accounting principle	—	—	—	—

Net loss	(4,609,181)	(16,454,867)	(22,892,148)	(22,630,356)
Preferred stock dividends	—	—	—	—

Net loss applicable to common stock	$(4,609,181)	$(16,454,867)	$(22,892,148)	$(22,630,356)

Net loss per common share – basic and diluted:	$(.06)	$(.26)	$(.32)	$(.39)

Weighted average shares – basic and diluted	73,435,715	63,255,407	70,895,528	57,346,039

ADVENTRX PHARMACEUTICALS, INC.
(A Development Stage Enterprise)
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,201,019	$14,634,618
Accrued interest income	13,384	10,214
Prepaid expenses	916,115	255,802
Short-term investments	894,489	7,958,458

Total current assets	18,025,007	22,859,092
Property and equipment, net	447,445	407,544
Other assets	301,305	355,137

Total assets	$18,773,757	$23,621,773

Liabilities and Shareholders’ Deficiency
Current liabilities:
Accounts payable	$73,584	$593,228
Accrued liabilities	1,873,091	930,274
Accrued salary and related taxes	435,911	173,398
Warrant liability	28,262,296	29,696,411

Total current liabilities	30,644,882	31,393,311
Long-term liabilities	41,019	57,078

Total liabilities	30,685,901	31,450,389

Commitments and contingencies
Temporary equity:
Common stock subject to continuing registration, $.001 par value; 10,810,809 shares issued and outstanding	—	—
Shareholders’ deficiency:
Common stock, $0.001 par value. Authorized 200,000,000 shares; issued 63,260,334 shares in 2006 and 56,529,388 shares in 2005	74,095	67,364
Additional paid-in capital	70,904,626	52,105,329
Accumulated other comprehensive income (loss)	870	(1,722)
Deficit accumulated during the development stage	(82,856,988)	(59,964,840)
Treasury stock, 23,165 shares at cost	(34,747)	(34,747)

Total shareholders’ deficiency	(11,912,144)	(7,828,616)

Total liabilities and shareholders’ deficiency	$18,773,757	$23,621,773